UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2008
BANCTRUST FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Alabama	0-15423	63-0909434
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 St. Joseph Street, Mobile, Alabama	36602
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (251) 431-7800
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Change in Registrant’s Certifying Accountant.
     KPMG LLP (“KPMG”) was previously the principal accounting firm for BancTrust Financial Group, Inc. (the“Company”). On May 7, 2008, that firm was dismissed, effective upon completion of its review of the Company’s quarterly report on Form 10-Q for the first quarter of 2008. The decision to dismiss KPMG as the Company’s independent registered public accounting firm was made by the Audit Committee of the Company’s Board of Directors.
     The audit reports of KPMG on the Company’s consolidated financial statements for the years ended December 31, 2007 and December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:
KPMG’s report on the consolidated financial statements of the Company as of and for the years ended December 31, 2007 and 2006 contained a separate paragraph stating:
“As discussed in note 1 to the consolidated financial statements, effective January 1, 2007 the Company changed its method of accounting for uncertainties in income taxes, effective January 1, 2006, its method of accounting for share-based payment and evaluating prior year misstatements, and effective December 31, 2006, its method of accounting for defined benefit pension plans.”
     The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:
KPMG’s report on the consolidated financial statements of the Company as of and for the years ended December 31, 2007 and 2006, contained a separate paragraph stating:
“The Company acquired Peoples Bank & Trust Company, Inc. (Peoples) on October 15, 2007. Total assets of Peoples at the acquisition date totaled $999 million. Management excluded People’s internal control over financial reporting from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Peoples.”
     During the years ended December 31, 2007 and December 31, 2006, and through May 7, 2008, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in its reports on the Company’s consolidated financial statements for such years.
     During the years ended December 31, 2007 and December 31, 2006, and through May 7, 2008, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.
     The Company has provided KPMG with a copy of the above disclosure. The Company has requested that KPMG furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements made hereinabove and, if not, stating in which respects KPMG does not agree. A copy of KPMG’s letter in response is included as Exhibit 16.1 to this current report.
Item 8.01 Other Events
Status of Engagement of Independent Registered Public Accounting Firm
     Both management and the Audit Committee believe that it is beneficial for the Company to periodically solicit competitive bids for independent registered public accounting services. The Company requested proposals for the audit of its 2008 financial statements from several independent registered public accounting firms and has met with several firms who have submitted proposals. The Audit Committee determined that it would not re-engage KPMG as the Company’s independent registered public accounting firm but would select from among the other firms submitting proposals. This decision was made based on the Audit Committee’s opinion that the Company can obtain quality auditing services at a lower cost, and that if KPMG were being considered for re-engagement the other auditing firms being asked to submit proposals would perceive that their proposals were merely being used to reduce KPMG’s pricing. Furthermore, the Audit Committee believes that it is beneficial to the Company from time to time to change independent registered public accounting firms to obtain new perspectives and a fresh look at the Company’s financial statements and related disclosures. KPMG has served ably as the Company’s outside auditor since 2002.

     The Company is in the process of interviewing and considering proposals from independent registered public accounting firms. The Company expects to engage an independent registered public accounting firm to review its quarterly reports on Form 10-Q for the second and third quarters of 2008 and to audit its consolidated financial statements for the year ended December 31, 2008 during the week of May 19, 2008.
Item 9.01. Financial Statements and Exhibits
Exhibits
16.1           Letter from KPMG LLP

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANCTRUST FINANCIAL GROUP, INC.
DATE: May 13, 2008	By:	/s/ F. Michael Johnson
F. Michael Johnson
Chief Financial Officer

EXHIBIT INDEX

Exhibit 16.1	Letter from KPMG LLP